Exhibit 99.1

iMergent Reports First Quarter Fiscal 2009 Financial Results

OREM, Utah--(BUSINESS WIRE)--November 5, 2008--iMergent, Inc., (AMEX:IIG) a leading provider of eCommerce software for small businesses and entrepreneurs, reported financial results for its fiscal first quarter ended September 30, 2008.

“While we were not satisfied with our fiscal first quarter results, we are encouraged that our marketing improvements and cost reductions are beginning to have an impact,” stated Don Danks, chief executive officer of iMergent. “In December 2007, we reduced our Workshop teams by 33%. Consequently, first quarter of fiscal 2009 revenue of $27.3 million was in line with our expectations when compared to revenue of $32.5 million for the first quarter of fiscal 2008. Operating loss improved to $3.3 million, compared to $3.4 million for the same period last year. In addition, operating metrics are improving. For example, approximately 32% of buying units made a purchase at the Workshops during the quarter, compared to 26% in the prior year quarter and the average selling price during the quarter was $5,400, compared to $5,100 in the prior year quarter. We are also excited about the improvements in our advertising and our recurring and other commission revenues. In addition, we reduced costs at our Preview Seminars and Workshops on a per attendee basis and reduced travel costs on a per employee basis during the quarter, even during these tough economic conditions.”

“As discussed last quarter, we have dramatically improved our advertising campaigns. Our responses were better than expected and attendance at our Preview Seminars was much higher than anticipated. Consequently, the sheer volume of attendees at our Preview Seminars negatively impacted our July and August conversion rates from the Preview Seminars to Workshops, resulting in lower attendance at our Workshops and higher selling and marketing costs as a percentage of Net Dollar Volume of Contracts Written. However, we were able to make the necessary adjustments to our business model and return to profitability in the month of September. Because of the momentum we have gained from the response to our advertising and the operating adjustments made in September, we plan to launch our seventh Workshop team in late November 2008, sooner than anticipated.”

IRS Audit

In October 2008, the company received notice from the Internal Revenue Service (IRS) contesting the company’s deduction of 50% of the cost of meals provided to attendees at the company’s Preview Seminars and Workshops. The company contends that these meals are excluded from the deduction limitations of IRS Code Section 274. The IRS also challenged the company’s ability to utilize more than $460,000 of its Net Operating Losses per year. The company contends the limitations are significantly higher than $460,000 per year under IRS Code Section 382. While the company believes it will be able to defend its positions, based on the analyses performed in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109 (FIN 48), the company has established a reserve of $6.6 million as of September 30, 2008 for the potential tax, penalties and interest costs.

First Quarter: 2009 Compared to 2008

During the three months ended September 30, 2008, the company held 208 Workshops, including 8 internationally, compared to 291 Workshops, including 13 internationally, in the same quarter of last year.

Revenues for the first quarter of fiscal 2009 were $27.3 million, compared to $32.5 million for the first quarter of fiscal 2008, reflecting the lower number of Workshops. Revenue was negatively impacted by an additional accrual of $630,000 for customer refunds pursuant to various legal matters. Net Dollar Volume of Contracts Written was $28.7 million for the first quarter of fiscal 2009, compared to $35.6 million for the first quarter last year. Total operating expenses were lower at $30.6 million for the first quarter of fiscal 2009, compared to $35.9 million for the first quarter last year. Other income was $1.6 million for the first quarter of fiscal 2009, which included $1.9 million in interest income, compared to $2.4 million of other income for the first quarter last year, which included $2.3 million in interest income.

For the first quarter of fiscal 2009, our loss from operations was $3.3 million, compared to a loss from operations of $3.4 million in the same quarter last year. As a result of the income tax reserve described above, the provision for income taxes for the first quarter of fiscal 2009 was $5.9 million, compared to an income tax benefit of $238,000 in the same quarter last year. Net loss for the first quarter of fiscal 2009 was $7.5 million, or $0.66 per common share, compared to a net loss of $800,000, or $0.07 per common share in the same quarter last year.

The company believes the recent economic downturn has impacted how our customers buy, lowering the percent of cash purchases at the Workshops to 40% in the first quarter of fiscal 2009 from 50% in the prior year quarter. Because the company records revenue as cash is received and not at the time of sale, the decrease in percent of cash purchases at the Workshops negatively impacted revenue, operating income, and cash flows from operating activities during the first quarter of fiscal 2009.

Cash used in operating activities was $513,000 for the first quarter of fiscal 2009, compared to cash provided by operating activities of $426,000 for the same period in fiscal 2008. As of September 30, 2008, cash and cash equivalents were $25.3 million, working capital was $19.2 million, and working capital excluding deferred revenue was $51.1 million. Total current and long-term net trade receivables were $39.8 million as of September 30, 2008.

Outlook

“Due to the momentum we have gained from the response to our advertising and the planned launch of our seventh Workshop team in late November 2008, we are increasing our guidance in the second quarter of fiscal 2009. We previously believed that revenue and Net Dollar Volume of Contracts Written would decrease 15% to 20% from to the same period of fiscal 2008. We now expect revenue and Net Dollar Volume of Contracts Written will be flat to a 15% decrease from the second quarter of fiscal 2008. We continue to expect revenue and Net Dollar Volume of Contracts Written will grow up to 10% during the second half of fiscal 2009 compared to the same period of fiscal 2008. As a reminder, in late December 2007 we reduced our Workshop teams by 33% and introduced our new business model. As such, during the first half of fiscal 2009 we will have fewer Workshops teams compared to the same period last year and, therefore, we believe we will have a more comparable business model in the second half of fiscal 2009,” concluded Danks.

Conference Call

The company is hosting a conference call today at 1:30 p.m. PT (4:30 p.m. ET). The conference call will be broadcast live over the Internet at www.imergentinc.com. If you do not have Internet access, the telephone dial-in number is 800-639-0297 for domestic participants and 706-634-7417 for international participants. Please dial in five to ten minutes prior to the beginning of the call at 1:30 p.m. PT (4:30 p.m. ET). A telephone replay will be available three hours after the call through November 10, 2008 by dialing 800-642-1687 for domestic callers or 706-645-9291 for international callers and entering access code 68331707.

Safe Harbor Statement

The statements made in this press release regarding iMergent's (1) being encouraged by marketing improvements and costs reductions, which are beginning to have an impact, (2) revenue being in line with our expectations in light of the 33% reduction in Workshop teams in December 2007, (3) operating metrics improving, (4) improvements in advertising and recurring and other commission revenues, (5) reduced costs at Preview Seminars and Workshops on a per attendee basis and reduced travel costs on a per employee basis during the quarter, (6) dramatic improvements to advertising campaigns, (7) responses being better than expected and attendance at Preview Seminars being much higher than anticipated, (8) sheer volume of attendees at Preview Seminars negatively impacting July and August conversion rates from the Preview Seminars to Workshops, resulting in lower attendance at our Workshops and higher selling and marketing costs as a percentage of Net Dollar Volume of Contracts Written, (9) being able to make the necessary adjustments to its business model and return to profitability in the month of September, (10) plan to launch its seventh Workshop team in late November 2008, sooner than anticipated, (11) contention that meals it serves at its seminars are excluded from the deduction limitations of IRS Code Section 274, (12) contention that limitations to utilize our Net Operating Losses are significantly higher than $460,000 per year under IRS Code Section 382, (13) belief that it will be able to defend its positions, which are contrary to the IRS, (14) belief the recent economic downturn has impacted how our customers buy, lowering the percent of cash purchases at Workshops, (15) expectation that revenue and Net Dollar Volume of Contracts Written will be flat to a 15% decrease from the second quarter of fiscal 2008 and (16) belief that revenue and Net Dollar Volume of Contracts Written will grow up to 10% during the second half of fiscal 2009 compared to the same period of fiscal 2008.

Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the Company's ability to execute on its plans and expectations; the Company properly estimating customer returns and cash collections on financed contracts; the Company's ability to continue to evaluate and find ancillary products; the Company's ability to offer best solutions to its customers; the Company's ability to maintain a very solid customer base; the Company's ability to have profitable long-term relationships with its customers; that the market for the Company's products will grow; whether regulatory authorities will bring future actions against the Company; the success of StoresOnline Express™; the ability to upgrade customers from Express, the viability of the StoresOnline Express model; the ability to increase the number of Workshops; the ability to properly market the products; the ability to expand operating margins; the fluctuations in the Company's operating results because of negative publicity, seasonality, competition, economic conditions and other factors; the adverse impact of international or domestic regulatory developments affecting the internet or the Company's business; the effect of competitive and economic factors and the Company's reaction to them; possible disruption in commercial activities caused by terrorist activity and armed conflicts; changes in logistics and security arrangements; reduced purchases relative to security expectations; possible disruption in commercial activity as a result of natural disasters or major health concerns including epidemics; continued competitive pressures in the marketplace; the ability of the Company to successfully evolve its products; costs of and developments in the Company's pending litigation and investigations; the Company's ability to generate revenue and profits from current strategic partnerships; the Company's ability to generate positive cash flows from operating activities; the ability to sell receivables; the continued ability of the Company to repurchase its common shares and what effect those transactions may have on cash and liquidity; the Company's ability to expand current markets and develop new markets and establish profitable strategic partnerships; the Company's ability to continue to finance extended payment term arrangement customer contracts; whether there is continual demand for the Company's products and services in its target market of small businesses and entrepreneurs for assistance in establishing websites; that the Company can successfully adjust its product financing policy, and that such adjustments to the policy will not negatively impact business or revenues; that the Company is able to leverage its business; that the Company does improve margins and can continue to improve margins; that new products and initiatives in the pipeline will be implemented; that new products and initiatives, if implemented, will improve the customer base and margins of the Company; that the Company can broaden its training and education programs as well as offer new products and solutions; that if the Company is able to broaden its training and education programs as well as offer new products and solutions that such actions will have a positive impact on the Company, its customers, its customer relationships, its margins or revenues; and, that the growth strategy undertaken by the Company will be successful. For a more detailed discussion of risk factors that may affect iMergent's operations, please refer to the Company's Form 10-K for the year ended June 30, 2008, and Form 10-Q for the quarter ended September 30, 2008. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such forward-looking statements, except as required by law.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet. Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services, which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers website development, web hosting and marketing products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Seminars, in which a StoresOnline expert reviews the product opportunities and costs as well as offers StoresOnline Express for sale. These Seminars lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and sell upgrades to StoresOnline Pro and StoresOnline Platinum. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

iMERGENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)
(unaudited)

	September 30, 2008	June 30, 2008
Assets

Current Assets:
Cash and cash equivalents	$25,271	$26,184
Trade receivables, net of allowance for doubtful accounts of $14,888 as of September 30, 2008 and $13,797 as of June 30, 2008	27,409	28,723
Income taxes receivable	1,329	793
Inventories	677	627
Deferred income tax assets	4,209	3,891
Prepaid expenses and other	6,667	3,849
Total Current Assets	65,562	64,067

Certificate of deposit	500	500
Available-for-sale securities	2,900	3,800
Long-term trade receivables, net of allowance for doubtful accounts of $4,872 as of September 30, 2008 and $4,786 as of June 30, 2008	12,389	9,845
Property and equipment, net	1,764	1,672
Deferred income tax assets	4,566	4,385
Intangible assets	1,724	1,831
Merchant account deposits and other	767	514
Total Assets	$90,172	$86,614

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$7,256	$4,760
Accrued expenses and other	7,180	5,678
Income taxes payable	-	212
Deferred revenue, current portion	31,913	32,859
Total Current Liabilities	46,349	43,509

Deferred revenue, net of current portion	12,741	10,332
Income tax reserves and other	6,732	298
Total Liabilities	65,822	54,139

Commitments and contingencies

Stockholders' Equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	-	-
Common stock, par value $0.001 per share - authorized 100,000,000 shares; 11,449,380 shares outstanding as of September 30, 2008 and 11,304,410 shares outstanding as of June 30, 2008	11	11
Additional paid-in capital	52,689	53,315
Accumulated deficit	(28,350)	(20,851)
Total Stockholders' Equity	24,350	32,475

Total Liabilities and Stockholders' Equity	$90,172	$86,614

iMERGENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,
	2008	2007

Revenues:
Product and other	$19,401	$24,907
Commission and other	7,865	7,555
Total revenues	27,266	32,462

Operating expenses:
Cost of product and other revenues	8,367	12,414
Selling and marketing	17,066	18,210
General and administrative	4,512	4,769
Research and development	583	479
Total operating expenses	30,528	35,872

Loss from operations	(3,262)	(3,410)

Other income (expense):
Interest income	1,861	2,335
Interest expense	(4)	-
Other income (expense), net	(213)	37
Total other income, net	1,644	2,372

Loss before income tax (provision) benefit	(1,618)	(1,038)

Income tax (provision) benefit	(5,881)	238

Net loss	$(7,499)	$(800)

Net loss per common share:
Basic and diluted	$(0.66)	$(0.07)
Weighted-average common shares outstanding:
Basic and diluted	11,338,917	12,065,099

Dividends per common share	$0.11	$0.11

iMERGENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Three Months Ended September 30,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,499)	$(800)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	352	261
Expense for stock options and restricted shares issued to employees	337	754
Changes in assets and liabilities:
Trade receivables and note receivable	(1,230)	(2,041)
Inventories	(50)	50
Income taxes receivable	(536)	295
Prepaid expenses and other	(2,818)	(6,090)
Merchant account deposits and other	(253)	(151)
Deferred income tax assets	(499)	(504)
Accounts payable, accrued expenses and other liabilities	3,998	7,041
Income tax reserves and other long-term liabilities	6,434	7
Deferred revenue	1,463	3,125
Income taxes payable	(212)	(1,521)
Net cash provided by (used in) operating activities	(513)	426

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(337)	(260)
Proceeds from sale of available-for-sale securities	900	-
Net cash provided by (used in) investing activities	563	(260)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of common stock	-	(2,942)
Proceeds from exercise of stock options and related income tax benefit	296	180
Dividend payments	(1,259)	(1,316)
Net cash used in financing activities	(963)	(4,078)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(913)	(3,912)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	26,184	36,859
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$25,271	$32,947

NON-GAAP MEASURES

Net Dollar Volume of Contracts Written
Sales of products purchased by customers under extended payment term arrangements are deferred and recognized as revenue as cash payments are received from customers, typically over two years. Furthermore, because of the inconsistency in the number of Workshops conducted during the last three business days during each fiscal quarter and due to the fact that revenue is not recognized for sales at Workshops conducted during the last three business days of each fiscal quarter, management believes that the Net Dollar Volume of Contracts Written is a relevant metric to understand the operations of the Company. Net Dollar Volume of Contracts Written represents the gross dollar amount of contracts executed during the period less estimates for bad debts, and estimates for customer returns. Net Dollar Volume of Contracts Written is not equivalent to revenue recognized in accordance with US GAAP. In contrast, revenue recognized in accordance with US GAAP represents cash contracts written net of estimated customer returns plus actual cash collections on financed contracts. Actual collections on financed contracts and the amount of customer returns may differ materially from original estimates. However, the Company has several years of experience with the financing arrangements and products and services offered to its customers. Consequently, management believes it has a reasonable basis for its estimates.

Management uses this non-GAAP measure to evaluate the results of the Company's operations because Net Dollar Volume of Contracts Written is the primary factor that influences cost of revenue and selling and marketing expenses, which are typically recognized at the time the contract is written but no later than the expiration of the customer's three-day cancellation period. Consequently, management prepares its operating budgets and measures the Company's operating performance based upon the Net Dollar Volume of Contracts Written during the period.

Certain Costs of Revenue and Selling and Marketing Expenses
The Company recognizes sales commissions and software royalties as costs of revenue at the time the related sales are deemed final, i.e. upon expiration of the customers' three-day cancellation period in accordance with U.S. GAAP. Additionally, the Company recognizes direct-response advertising costs as selling and marketing expenses in accordance with SOP 93-7 as the related cash sales are recognized as revenues.

The Company conducted 12 Workshops during the last three business days of September 2008. Consequently, $812,000 of cash sales were deferred and recognized in October 2008. Additionally, the related costs of revenue totaling $145,000 and the related selling and marketing expenses totaling $306,000 were recognized in October 2008.

The Company conducted 15 Workshops during the last three business days of June 2008. Consequently, $827,000 of cash sales were deferred and recognized in July 2008. Additionally, the related costs of revenue totaling $174,000 and the related selling and marketing expenses totaling $617,000 were recognized in July 2008.

The Company conducted 26 Workshops during the last three business days of September 2007. Consequently, $1,527,000 of cash sales were deferred and recognized in October 2007. Additionally, the related costs of revenue totaling $300,000 and the related selling and marketing expenses totaling $1,072,000 were recognized in October 2007.

The Company conducted 13 Workshops during the last three business days of June 2007. Consequently, $804,000 of cash sales were deferred and recognized in July 2007. Additionally, the related costs of revenue totaling $167,000 and the related selling and marketing expenses totaling $386,000 were recognized in July 2007.

Reconciliation of Net Dollar Volume of Contracts Written

The following table summarizes the activity within deferred revenue and the Net Dollar Volume of Contracts Written for the three months ended September 30, 2008 and 2007, and reconciles the Net Dollar Volume of Contracts Written with US GAAP revenue as reported in the Company’s financial statements.

	Three Months Ended September 30,
	2008	2007
	(in thousands)
Deferred revenue, beginning of period	$43,191	$42,455
Add: Cash product sales during the last three business days of current period	812	1,527
Less: Cash product sales during the last three business days of previous period	(827)	(804)
Remaining net change in deferred revenue	1,478	2,402
Deferred revenue, end of period	$44,654	$45,580

Total revenue recognized in financial statements in accordance with US GAAP	$27,266	$32,462
Add: Cash product sales during the last three business days of current period	812	1,527
Less: Cash product sales during the last three business days of previous period	(827)	(804)
Remaining net change in deferred revenue	1,478	2,402
Net Dollar Volume of Contracts Written, non-GAAP	$28,729	$35,587

CONTACT:
iMergent, Inc.
Robert Lewis, CFO, 801-431-4695
investor_relations@imergentinc.com
or
Lippert/Heilshorn & Associates
Becky Herrick, 415-433-3777 (Investor Relations)
bherrick@lhai.com